EXHIBIT 99.2

TELIDENT ANNOUNCES NASDAQ LISTING STATUS

         MINNEAPOLIS, Dec. 7 -- Telident, Inc. (Nasdaq: TLDT) announced today that is has been notified by the Nasdaq Stock Market that is does not currently meet the minimum bid price requirement for continued listing on the Nasdaq SmallCap Market, and that it has until February 17, 2000 to regain compliance. Telident's common stock has failed to maintain a minimum bid price greater than or equal to $1.00 for 30 consecutive trading days, which is Nasdaq's requirement.

         In a separate announcement released today, Telident announced that it has entered into a letter of intent with Teltronics, Inc. (Nasdaq: TELT) in which Teltronics proposes to acquire all of Telident's assets, subject to the conditions described in the separate announcement. It is the company's intent to take reasonable actions to retain its Nasdaq listing, should the Teltronics transaction not occur.

         Based in Minneapolis, Minn., Telident, Inc., http://www.telident.com, designs, manufactures, and markets proprietary hardware and software systems for providing the exact location of a 9-1-1 telephone call within a private branch exchange system to emergency dispatchers, thus improving response times and enhancing safety.